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                               COMMERCIAL LEASE                      EXHIBIT 6.3

         This lease is made between MICROWAVE TRANSMISSION SYSTEMS, INC., Lessee, and P. DAVID SPURLIN, herein called Lessor, located at 541 Sterling Drive, Richardson, Texas 75081.

         Lessee hereby offers to lease from Lessor the premises situated in the City of Richardson, County of Dallas, State of Texas, described as
                  , upon the following TERMS and CONDITIONS:

(Legal Description:

         0000541 STERLING                  VOL95236/4158 DD113095
         ORIG TOWN RICHARDSON
         TOR SHEET 10-E

         1. Term and Rent. Lessor demises the above premises to the Lessee for a term of 36 Months, commencing 1/17/96 and terminating on 1/17/99 as
provided herein at the monthly rental of $             . All rental payments
shall be made to Lessor, at the address specified above. RENT WILL CONTINUE ON A MONTH TO MONTH BASIS STARTING 2/17/99.

         2.  Use.  Lessee shall use and occupy the premises for
business       . The premises shall be used for no other purpose. Lessor
represents that the premises may lawfully be used for such purpose.

         3. Care and Maintenance of Premises. Lessee acknowledges that the premises are in good order and repair, unless otherwise indicated herein. Lessee shall, at his own expense and at all times, maintain the premises in good and safe condition, including plate glass, electrical wiring, plumbing and HVAC installations and any other system or equipment upon the premises and shall surrender the same, at termination hereof, in as good condition as received, normal wear and tear excepted. Lessee shall be responsible for all repairs required, excepting the roof, exterior walls and structural foundations, which shall be maintained by Lessor. Lessor shall warrant that existing HVAC systems
shall be in proper operating order until                               199     .

         4. Alterations. Lessee shall not, without first obtaining the written consent of lessor, make any alterations, additions or improvements, in, to or about the premises.

         5. Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the premises, occasioned by or affecting the use thereof by Lessee.

         6. Assignment and Subletting. Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor, which shall not be unreasonably withheld. Any such assignment of subletting without consent shall be void and, at the option of the Lessor, may terminate this lease.


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         7.  Utilities.  Lessor shall maintain both water and electrical service in Lessor's name. Upon receipt of bill the Lessor shall bill Lessee (with copy of total bills attached). The billing for the electrical shall be based on subtracting the sub meter reading of Allen Advertising from the electric bill and Lessee shall be responsible for the balance. The billing of the water shall be based upon a pro-rata share of the whole bill identical to the percentage of Lessee's space as compared to the entire building. Lessee shall immediately reimburse Lessor for same. Lessee shall be solely responsible for all telephone application, hookup, services, etc. and the cost thereof.

         8. Entry and Inspection. Lessee shall permit Lessor or Lessor's agents to enter upon the premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, and will permit Lessor at any time within sixty (60) days prior to the expiration of this lease, to place upon the premises any usual "To Let" or "For Lease" signs, and permit persons desiring to lease the same to inspect the premises thereafter.

         9. Possession. If Lessor is unable to deliver possession of the premises at the commencement hereof, Lessor shall not be liable for any damage caused thereby, and shall this lease be void or voidable, but Lessee shall not be liable for any rent until possession is delivered within 30 days of the commencement of the term hereof.

         10. Indemnification of Lessor. Lessor shall not be liable for any damage or injury to Lessee, or any other person, or to any property, occurring on the demised premises or any part thereof, (unless caused by the negligence or willful misconduct of Landlord or it's agents or contractors) and Lessee agrees to hold Lessor harmless from any claims for damages, no matter how caused.

         11. Insurance. Lessee, at his expense, shall maintain public liability insurance including bodily injury and property damage insuring Lessee and Lessor with minimum coverage as follows:

         Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as additional insured. The Certificate shall provide for a ten-day written notice to Lessor in the event of cancellation or material change of coverage. To the maximum extent permitted by insurance policies which may be owned by Lessor or Lessee, Lessee and Lessor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

         12. Eminent Domain. If the entire premises or any material part thereof or any material estate therein, or any other part of the building materially affecting Lessee's use of the premises, shall be taken by eminent domain, this lease shall terminate on the date when title vests pursuant to such taking. The rent, and any additional rent, shall be apportioned as of the termination's date, and any rent paid for any period beyond that date shall be repaid to Lessee. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a claim for any taking of fixtures and improvements owned by Lessee, and for moving expenses.

         13. Destruction of Premises. In the event of partial destruction of the premises during the term hereof, from any cause, Lessor shall forthwith repair the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulation, but such partial


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destruction shall not terminate this lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Lessee on the premises. If such repairs cannot be made within said sixty (60) days, Lessor, at his option, may make the same within a reasonable time, this lease continuing in effect with the rent proportionately abated as fore said, and in the event that the Lessor shall not elect to make such repairs which cannot be made within sixty (60) days, this lease may be terminated at the option of either party. In the event that the building in which the demised premises may be situated is destroyed to an extent of not less than one-third of the replacement costs thereof, Lessor may elect to terminate this lease whether the demised premises be injured or not. A total destruction of the building in with the premises may be situated shall terminate this lease.

         14. Lessor's Remedies on Default. If Lessee defaults in the payment of rent, or any additional rent, or defaults in the performance of any other covenants or conditions hereof, Lessor shall give Lessee written notice of such default and if Lessee does not cure any such default within 5 days, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within 30 days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Lessor may terminate this lease on not less than 30 days' written notice to Lessee. On the date specified in such notice the terms of this lease shall terminate, and Lessee shall quit and surrender the premises to Lessor, but Lessee shall remain liable as hereinafter provided. If this lease shall have been so terminated by Lessor, Lessor may at any time thereafter resume possession of the premises by any lawful means and remove Lessee or other occupants and their effects. No failure to enforce any term shall be deemed a waiver.

         15. Security Deposit. Lessee shall deposit with Lessor on the signing of this lease the sum of $4,700.00 dollars ($4,700) as security for the performance of Lessee's obligations under this lease, including without limitation the surrender of possession of the premises to Lessor as herein provided. If Lessor applies any part of the deposit to cure any default of Lessee, Lessee shall on demand deposit with Lessor the amount applied so that Lessor shall have the full deposit on hand at all times during the term of this lease, or with 30 days notice to move after the lease has expired.

         16. Tax Increase. In the event there is any such increase during any year of the term of this lease in the City, County or State real estate taxes over and above the amount of such taxes assessed for the tax year during which the term of this lease commences, whether because of increased rate or valuation, Lessee shall pay to Lessor upon presentation of paid tax bills an amount equal to 100% of the increase in taxes for Lessee's proportionate share of the entire land and building occupied by Lessee. In the event that such taxes are assessed for a tax year extending beyond the term of the lease, the obligation of Lessee shall be proportionate to the portion of the lease term included in such year. Lessee has right to audit such increases.


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         17.  Attorney's Fees.  In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney's fee.

         18. Notices. Any notice which either party may or is required to give, shall be given by mailing the same, postage prepaid, to Lessee at the premises, or Lessor at the address shown below, or at such other places as may be designated by the parties from time to time.

         19. Subordination. This lease is and shall be subordinated to all existing and future liens and encumbrances against the property.

         20. Lessor represents and warrants that (a) to the best of his knowledge, as of the date of execution of the Lease there are no violations outstanding in any governmental agency having jurisdiction over the leased premises; (b) Lessor is the fee owner of the property containing the leased premises; and (c) Lessor has the full right and authority to enter into the Lease and the terms thereof.

         21. Entire Agreement. The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.

Signed this 17th day of January 1996.
            ----        -------

Microwave Transmission Systems, Inc.                  P. David Spurlin
------------------------------------                  ----------------

By: /s/ Susan King                                    By: /s/ P. David Spurlin
    --------------------------------                      ----------------------
        Lessee                                                Lessor


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